UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2015

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)		48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

On April 6, 2015 the Board of Directors approved the Spartan Motors, Inc. Leadership Team Compensation Plan (the “ELT Plan”). The ELT Plan utilizes pre-determined financial and operational goals and is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance, and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is responsible for annually reviewing the provisions of the ELT Plan, setting the management objectives and business goals, and approving all payouts under the plan. The Board of Directors has the authority and discretion to modify the ELT Plan. At the discretion of the Committee, any bonus payable under the ELT Plan may be paid in the form of the Company's common stock. A summary of the Annual Incentive Compensation and Long Term Incentive Compensation provisions of the ELT Plan is as follows:

Annual Incentive Compensation

 Each participant's annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant's annual salary.

The target bonus percentage is a percentage of the participant's salary. The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1X, while achievement of the bonus metrics at one-half of their target amounts would result in a Bonus Multiplier of 0.5X.

Each year the Committee will establish targets required to be met in order to achieve each X-multiple. The Committee will determine the Bonus Multiplier based on the extent to which the targets are achieved. The Bonus Multiplier can be a fractional value based upon pro-rated results within the target metrics.

For 2015, the Bonus Multiplier will be determined based on company-wide goals related to operating earnings and Cash Conversion Cycle. The Company defines cash conversion cycle as Days Sales Outstanding, plus Days Inventory Outstanding, less Days Payables Outstanding. Days Sales Outstanding is the average accounts receivable balance for the year divided by the average daily sales for the year. Days Inventory Outstanding is the average inventory balance for the year divided by the average daily cost of material, labor and overhead for the year. Days Payables Outstanding is the average accounts payable balance for the year divided by the average daily cost of material, freight and certain overhead items for the year.

Long Term Incentive Compensation (“LTIC”)

Each participant's annual LTIC is determined by multiplying (1) his or her target LTIC percentage (which is determined separately for different categories of employees) by (2) an LTIC Multiplier (described below) by (3) the participant's annual salary.

The LTIC Multiple can range from 0% to 100% and will be determined considering the performance of the following three metrics:

Shareholder Return Metric: On an annual basis, the Committee will establish a shareholder return metric, based on a comparison of Spartan Motors' shareholder return compared to a peer group of companies in similar industries for the previous 12 months. The Committee will make the final determination as to the appropriate results on this metric.

Strategic Objective Metric:  On an annual basis, the Committee will establish the strategic objectives that are expected to be accomplished for the year.

Financial Results:  On an annual basis, the Committee will establish financial metrics expected to be accomplished for the year, which for 2015 will be based on company-wide earnings per share and cash conversion cycle goals.

The final LTIC Multiplier will be determined considering a weighted average of the three metrics described above, with the weightings to be determined by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: April 9, 2015	/s/ Thomas T. Kivell
By: Thomas T. Kivell
Its: Vice President, Secretary and General Counsel